                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

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Filed by the Registrant    X
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Filed by a Party other than the Registrant  _____

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   X    Preliminary Proxy Statement
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        Definitive Proxy Statement
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        Definitive Additional Materials
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        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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                       Roberts Pharmaceutical Corporation
                 ______________________________________________
                (Name of Registrant as Specific in its Charter)

                 ______________________________________________
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

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   X    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14A-6(i)(1) or 14a-6(i)(3).
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        $500 per each party to the controversy pursuant to Exchange Act Rule
 -----  14a-6(i)(3).

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        Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and
 -----  0-11.

1)    Title of each class of securities to which transaction applies:
___________________________________________________________________

2)    Aggregate number of securities to which transaction applies:

___________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11.

___________________________________________________________________

4)    Proposed maximum aggregate value of transaction:

___________________________________________________________________

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       Check box if any part of the fee is offset as provided by Exchange
 -----
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount previously paid:______________________________________

2)  Form, Schedule or Registration Statement No._________________

3)  Filing party:________________________________________________

4)  Date filed:__________________________________________________

PRELIMINARY COPY - For information of the Securities and Exchange Commission only

                       ROBERTS PHARMACEUTICAL CORPORATION
                               Meridian Center II
                             4 Industrial Way West
                          Eatontown, New Jersey  07724
                           _________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               NOVEMBER 14, 1996
                           _________________________

To the Shareholders of
ROBERTS PHARMACEUTICAL CORPORATION:

     Notice is hereby given that a special meeting of the shareholders (the "Special Meeting") of ROBERTS PHARMACEUTICAL CORPORATION (the "Company") will be held on Thursday, November 14, 1996 at the Company's headquarters, Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724 at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance to the holders of the Company's 5% Convertible Preferred Stock, $.10 par value per share (the "5% Preferred Stock"), of the full number of shares of Common Stock, $.01 par value per share ("Common Stock"), to which such holders are entitled upon conversion of the 5% Preferred Stock.

     2. To consider and vote upon a proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation which would increase the authorized shares of the Company's Common Stock, from 50,000,000 shares to 100,000,000 shares.

     3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on October 10, 1996, are entitled to notice of and to vote at the Special Meeting.

                                        ANTHONY A RASCIO, ESQ.
                                        Vice President and
                                        Secretary
Eatontown, New Jersey
October 15, 1996


          YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

 PRELIMINARY COPY - For information of the Securities and   Exchange Commission
                                      only


                       ROBERTS PHARMACEUTICAL CORPORATION

                           _________________________

                                PROXY STATEMENT

                           _________________________


GENERAL INFORMATION

          This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Roberts Pharmaceutical Corporation (the "Company" or "Roberts") in connection with the solicitation of proxies for use at a special meeting of shareholders of the Company to be held at the Company's headquarters, Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724, on November 14, 1996, at 10:00 a.m., local time, and at any adjournment thereof (the "Special Meeting"), pursuant to the accompanying Notice of Special Meeting of Shareholders. A form of proxy for use at the meeting is also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about October 15, 1996.

          The Special Meeting has been called by the Board of Directors of the Company for the purpose of voting on (i) a proposal to approve the issuance to the holders of the Company's 5% Convertible Preferred Stock, $.10 par value per share (the "5% Preferred Stock") of the full number of shares of Common Stock to which such holders are entitled upon conversion of the 5% Preferred Stock ("Proposal I"); and (ii) a proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") which would increase the authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares ("Proposal II" and, collectively with Proposal I, the "Proposals").

          Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Special Meeting. Presence at the Special Meeting does not in and of itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted FOR each of the Proposals. Management is not aware at the date hereof of any matters to be presented at the Special Meeting other than the matters described hereinabove, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgement.

          Proxies for use at the Special Meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated therefor. Georgeson & Company, Inc., 88 Pine Street, Wall Street Plaza, 30th Floor, New York, New York 10005 (telephone: (212) 440-9800) has been retained to assist in soliciting proxies by mail, telephone or personal solicitation for a fee of $7,500.00 plus expenses.

VOTING AT THE SPECIAL MEETING

          The voting securities entitled to vote at the Special Meeting consist of shares of Common Stock, with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on October 10, 1996 was [19,207,402]. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the Special Meeting. For purposes of acting on the Proposals, the holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Special Meeting.

          Each of the Proposals must be approved by a majority of the votes cast at the Special Meeting on such Proposal by the holders of Common Stock.

          All votes will be tabulated by the inspector of election appointed for the Special Meeting who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. Under the New Jersey Business Corporation Act and under the Company's By-laws, any proxy submitted and containing an abstention or a broker non-vote will not be counted as a vote cast on any matter to which it relates. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information as of October 10, 1996, with respect to each person who is known by the Company to be the beneficial owner, as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934, as amended, of more than five percent (5%) of the Company's Common Stock.

                                       Amount and Nature           Percent
Name and Address                               of                    of
of Beneficial Owner                  Beneficial Ownership(1)       Class
- -------------------                  -----------------------       -------

Yamanouchi Group Holding Inc.(2).....     5,048,500                 26.3%
Robert A. Vukovich, Ph.D.(3).........     1,939,161(4)(5)(6)         9.9%

(1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
(2) The address of the principal office of such shareholder is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Yamanouchi Group Holding Inc. ("Yamanouchi Group Holding") is a wholly owned subsidiary of Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi").
(3) Dr. Vukovich is Chairman of the Board of Directors, President and Chief Executive Officer of the Company and maintains a business address at the Company's offices at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.
(4) Includes 250,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Company's stock option plans.
(5) Includes 6,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
(6) Includes 45,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich's wife pursuant to the Company's Incentive Stock Option Plan ("Incentive Option Plan") with respect to which Dr. Vukovich disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of October 10, 1996, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each Director of the Company, each of the Company's five most highly compensated Executive Officers in 1995 (each a "Named Officer") and by all Directors and Executive Officers of the Company as a group.



Name of                                       Amount and Nature         Percent of
Beneficial Holder                         of Beneficial Ownership(1)       Class
- --------------------------------------  ------------------------------  -----------

Robert A. Vukovich, Ph.D..............       1,939,161(2)(3)(4)                9.9%
Robert W. Loy.........................               72,000(5)                  (6)
Anthony A. Rascio, Esq................               60,465(7)                  (6)
Peter M. Rogalin......................                1,000                     (6)
John T. Spitznagel....................                  500                     (6)
Takao Miyamoto........................                   (8)
Akihiko Matsubara.....................                   (8)
Digby W. Barrios......................               18,000(9)                  (6)
Anthony P. Maris(10)..................               81,000(11)                 (6)
All Directors and Executive Officers
as a Group
(8 persons)...........................       2,091,126(2)(3)(4)(5)            10.7%
                                                     (7)(9)

- ------------------

(1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
(2) Includes 250,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Company's Incentive Option Plan and Restricted Stock Option Plan ("Restricted Option Plan").
(3) Includes 6,590 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
(4) Includes 45,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich's wife pursuant to the Incentive Option Plan, with respect to which Dr. Vukovich disclaims beneficial ownership.
(5) Includes 71,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.
(6) Shares beneficially owned do not exceed 1% of the Company's outstanding shares of Common Stock.
(7) Includes 6,200 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.
(8) Yamanouchi Group Holding, a principal shareholder of the Company, is a wholly owned subsidiary of Yamanouchi. Yamanouchi Group Holding holds 5,048,500 shares of the Company's Common Stock. Each of Mr. Miyamoto and Mr. Matsubara is a Director of the Company and currently serves as an executive of Yamanouchi. Each of them disclaims beneficial ownership of the shares owned by Yamanouchi Group Holding.
(9) Includes 15,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Restricted Option Plan.
(10) Mr. Maris is a former executive officer and Director of the Company and was a Named Officer of the Company as of December 31, 1995. Effective February 2, 1996, Mr. Maris resigned from the Company and its subsidiaries in all capacities as an officer and Director.
(11) Includes 81,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.

AGREEMENTS WITH YAMANOUCHI

      Yamanouchi, through its wholly owned subsidiary, Yamanouchi Group
Holding, Inc., owns 5,048,500 shares of the Company's Common Stock. Of such shares, 4,000,000 were acquired in March 1992 for an aggregate purchase price of $95,352,000 pursuant to the terms of a stock purchase agreement (the "Stock Purchase Agreement") entered into by the Company and Yamanouchi. Under the terms of the Stock Purchase Agreement, Yamanouchi has certain preemptive rights to acquire securities issued by the Company

(which rights were not exercised in connection with the private placement transactions described herein under the caption "Description of Private Placement Transactions") for so long as Yamanouchi owns at least 15% of the Company's outstanding Common Stock on a fully diluted basis, and the Company is prohibited from taking any action to prevent Yamanouchi from directly or indirectly acquiring all of the remaining shares of the Company's outstanding Common Stock, provided that any such acquisition is made in accordance with the terms of the Stock Purchase Agreement. Yamanouchi is under no obligation to acquire additional shares of Common Stock. For so long as Yamanouchi owns 10% of the outstanding Common Stock on a fully diluted basis, Yamanouchi has granted the Company a right of first refusal with respect to any shares of Common Stock which it proposes to sell, subject to certain specified exceptions.

          The Company has granted Yamanouchi certain demand and piggyback registration rights with respect to shares of Common Stock owned by it. Under the Stock Purchase Agreement, the Company is required to discuss with and obtain the views of Yamanouchi with respect to certain specified transactions, including equity offerings; incurring a material amount of debt; a material change in the Company's capital structure and the granting of any material license to a third party. If any such proposed transaction involves a financing, the Company has agreed to review with Yamanouchi its financing needs prior to engaging in such transaction and to give Yamanouchi a reasonable opportunity to propose and negotiate a financing alternative for the Company, though Yamanouchi is under no obligation to do so. Yamanouchi is entitled to designate two members of the Company's Board of Directors for so long as it owns at least 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis (or one Director for so long as it owns at least 10% of such Common Stock). Takao Miyamoto and Akihiko Matsubara are Yamanouchi's designees. Pursuant to a shareholder agreement between Yamanouchi and Dr. Robert A. Vukovich, Chairman and President of the Company, (the "Shareholder Agreement") entered into at the same time as the Stock Purchase Agreement, Dr. Vukovich has agreed to vote all shares of Common Stock held by him in favor of the election of any such designees.

          Under the Shareholder Agreement, Dr. Vukovich has granted Yamanouchi certain rights of first refusal with respect to shares of the Company's outstanding Common Stock that he proposes to sell. Moreover, Dr. Vukovich has agreed in the Shareholder Agreement to support as a shareholder and officer of the Company any fair offer by Yamanouchi to acquire the Company or all of its outstanding Common Stock made after December 10, 1994 and before December 31, 1998. Yamanouchi is under no obligation to acquire the Company or any shares of Common Stock of the Company.

          See "Description of Private Placement Transactions" for a description of certain other agreements between the Company and its shareholders.


                                   PROPOSAL I


             PROPOSAL TO APPROVE ISSUANCE OF FULL NUMBER OF SHARES OF COMMON STOCK UPON CONVERSION OF 5% PREFERRED STOCK

GENERAL

          In July and August 1996, the Company received aggregate net proceeds of approximately $108 million (after cash fees to the placement agent and estimated transaction expenses ) from the issuance of shares of Common Stock and 5% Convertible Preferred Stock in certain private placements. Such transactions are referred to herein as the "Private Placements" and the related securities issuances (including (i) shares of Common Stock issuable upon the conversion of shares of 5% Convertible Preferred Stock and the exercise of warrants issued in connection with the Private Placement of the Common Stock, and (ii) shares of 5% Preferred Stock payable as dividends on the 5% Preferred Stock and issuable upon exercise of warrants issued in connection with the Private Placement of 5% Preferred Stock) are referred to as the "Private Placement Issuances." All of the securities sold in the Private Placements were sold in private placements solely to accredited investors.

          Approval of the proposal to approve the issuance of the full number of shares of Common Stock upon conversion of the 5% Preferred Stock is being sought to satisfy the shareholder approval requirements of the National Association of Securities Dealers, Inc. (the "NASD") in the event that such conversions, after taking into account the other Private Placement Issuances, require that more than 3,717,529 shares of Common Stock (approximately 19.9% of the shares of Common Stock outstanding before the Private Placements) be issued in connection therewith. The Company is obliged to seek approval of Proposal I under the terms of its agreements with investors (the "Preferred Stock Investors") who purchased shares of 5% Preferred Stock. See "Description of Private Placement Transactions - Preferred Stock Placement."

NASD REQUIREMENT AS TO SHAREHOLDER APPROVAL.

          The rules of the NASD provide that shareholder approval must be obtained in connection with a transaction other than a public offering involving the sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the stock (the "NASD Rule").

          As more particularly described below under the caption "Description of Private Placement Transactions - Preferred Stock Placement," the 5% Preferred Stock is convertible into Common Stock in accordance with the terms of the Certificate of Amendment to the Company's Certificate of Incorporation (the "Certificate of Amendment") which established the 5% Preferred Stock and the rights, designations and preferences thereof. The number of shares of Common Stock into which each share of 5% Preferred Stock is convertible depends, in part, upon the "Conversion Price" in effect at the time of the conversion.
Under the terms of the Certificate of Amendment, the "Conversion Price" is equal to 90% of the lowest reported trade price of the Common Stock during a specified period of trading days and, accordingly, the number of shares of Common Stock issuable upon conversion of the 5% Preferred Stock will vary inversely with the market price of the Common Stock. As a result, it is not possible to determine at this time the number of shares of Common Stock issuable upon conversion of the 5% Preferred Stock.

          The Certificate of Amendment contains provisions which would prohibit the issuance of Common Stock upon conversion of the 5% Preferred Stock in excess of the limit imposed by the NASD Rule and require the Company to redeem shares of 5% Preferred Stock if such limit would otherwise be exceeded upon conversion; however, under the terms of the Preferred Stock Agreement, the Company has agreed to use its best efforts to hold a shareholders meeting to obtain any shareholder approval required to allow the full issuance of Common Stock upon conversion of the 5% Preferred Stock. The Special Meeting has been called to fulfill this obligation.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTIONS

          COMMON STOCK PLACEMENT. Pursuant to the terms of the several Stock Purchase Agreements, each dated as of July 17, 1996 (collectively, the "Common Stock Agreement"), the Company issued and sold in a private placement to certain investment funds 600,000 shares of restricted Common Stock at an issue price of $16.65 per share (the "Common Stock Purchase Price") resulting in aggregate gross proceeds to the Company of $9,990,000 (the "Common Stock Placement"). The last reported sales price of the Common Stock on the Nasdaq National Market on July 17, 1996 was $16.75 per share.

          Subject to certain exceptions, if, during the six-month period following the closing of the Common Stock Placement, the Company sells any shares of Common Stock for an issue price lower than the Common Stock Purchase Price, the purchase price per share of such Common Stock shall be adjusted downward to equal such lower issue price. Any such adjustment would be effected by issuing additional shares of Common Stock to the holders who purchased in the Common Stock Placement. No adjustment will be required in the event of sales of shares of Common Stock by the Company (i) upon the conversion or exercise of any convertible securities, options or warrants outstanding on the date of the Common Stock Agreement, (ii) pursuant to the provisions of certain shareholder approved employee benefit or incentive plans, (iii) to an entity which is a strategic investor in the Company or an investor which is in a related industry, as opposed to a financial investor, (iv) to the owners of another entity acquired by the Company or (v) upon the conversion of the 5% Preferred Stock or issuance of 5% Preferred Stock upon the exercise of warrants issued in connection with the Private Placement of the 5% Preferred Stock. As of the date of this Proxy Statement, no adjustment has been made in the Common Stock Purchase Price. Whether or not any adjustment will be necessary in the future will depend upon factors which cannot be predicted by the Company at this time including, among others, the future market price of the Common Stock.

          The Company has agreed to register the shares of Common Stock issued pursuant to the Common Stock Agreement (including any shares issued upon any future adjustment in the Common Stock Purchase Price) for resale under the Securities Act of 1933, as amended (the "Securities Act"), and to use its best efforts to cause such registration to become effective no later than November 20, 1996.

          PREFERRED STOCK PLACEMENT. Pursuant to the terms of the several Preferred Stock Investment Agreements, each dated as of August 29, 1996 (collectively, the "Preferred Stock Agreement"), the Company issued and sold in a private placement to certain accredited investors for $25.00 per share an aggregate of 4,200,000 restricted shares of a newly-established series of the Company's Class B Preferred Stock, designated as 5% Convertible Preferred Stock, resulting in gross aggregate proceeds to the Company of $105 million (the "Preferred Stock Placement"). Prior to this issuance, the Company had not issued any shares of preferred stock. The last reported sales price of the Common Stock on the Nasdaq National Market on August 29, 1996 was $18.50 per share. See "--Use of Proceeds."

          Each share of 5% Preferred Stock is entitled to receive dividends, payable quarterly, at the rate of 5% per annum in preference to any payment made on any other shares of capital stock of the Company. Any dividend payable commencing more than 90 days after the date of issuance of the 5% Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) upon proper notice, in additional shares of 5% Preferred Stock, valued at $25 per share, if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act. Each share of 5% Preferred Stock is also entitled to a liquidation preference of $25.00 per share, plus any accrued but unpaid dividends (the "Liquidation Preference"), in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of 5% Preferred Stock have no voting rights.

          At any time after the earlier of (i) the date at which a registration statement registering the shares issuable upon the conversion of the 5% Preferred Stock under the Securities Act is declared effective and shareholder approval of Proposal I has been obtained, or (ii) the close of business on the 91st day (November 28, 1996) following the original issuance of the 5% Preferred Stock, each share of 5% Preferred Stock shall be convertible, at the option of the holder thereof, into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of the 5% Preferred Stock will equal the Liquidation Preference of the shares being converted divided by the then-effective Conversion Price applicable to the Common Stock. The Conversion Price, as of any date, shall be 90% of the lowest trade price of the Common Stock as reported by the Nasdaq Stock Market during a specified period of trading days (the "Measurement Period") immediately preceding such date. For the first 120 days following the original issuance of the 5% Preferred Stock, the Measurement Period is 5 trading days. The Measurement Period increases by one trading day for each 30 day period thereafter, up to a maximum of 13 trading days. The Conversion Price may not be greater than 115% of the average of the means between the closing bid and ask prices (as reported by the Nasdaq National Market) for each trading day during the 90 day period following the date of the original issuance of the 5% Preferred Stock (the "Conversion Cap"). The Conversion Price is at all times also subject to customary adjustments for events such as stock splits, stock dividends, consolidations and reclassifications affecting the Common Stock.

          The Company at its option may cause all outstanding shares of the 5% Preferred Stock to be converted into Common Stock at any time beginning on August 29, 1997 at a Conversion Price determined in accordance with the provisions described above; however, the Company may not exercise its right of conversion unless (i) the closing price of the Common Stock as reported by the Nasdaq National Market (or such other principal market on which the Common Stock is then traded) for the 20 consecutive trading days prior to the date the notice of conversion is mailed has not on any day been less than 120% of the Conversion Cap, and (ii) the shares issuable upon conversion of the 5% Preferred Stock are registered for resale under the Securities Act under a registration statement which became effective not more than 90 days after the date of issuance of the 5% Preferred Stock, and a current prospectus is available for delivery on the date of conversion.

          On August 29, 1998, all then outstanding shares of 5% Preferred Stock will be automatically converted into Common Stock at the Conversion Price then in effect.

          Unless shareholder approval of Proposal I is obtained, the Company will only be permitted to issue up to approximately 3,117,529 shares of Common Stock upon conversion of the 5% Preferred Stock and the exercise of warrants issued in connection with the Private Placements.

          If further issuances of shares of Common Stock in connection with the Private Placement Issuances would constitute a breach of the Company's obligations under any applicable agreements with the NASD or the Nasdaq National Market, or the rules of such organizations, then for so long as such limitation shall continue to be applicable and any shares of 5% Preferred Stock are submitted for conversion, the Company, subject to its obligation to make "Special Redemptions" as described below, will be obliged to redeem any shares of 5% Preferred Stock that are submitted for conversion at a price equal to the greater of 111.11% of the Liquidation Preference of such shares or the current value of the Common Stock to which holders of such shares would otherwise be entitled to receive upon conversion. Each redemption of 5% Preferred Stock, other than a "Special Redemption" as described below, must be made no later than two business days following the surrender of certificates representing the shares being converted. Any delay in the payment of the redemption amount will cause the redemption amount to accrue interest at the rate of one-tenth of one percent (0.1%) per day until paid.

          If shareholder approval of Proposal I is not obtained by November 27, 1996, the Company will be required to redeem (a "Special Redemption") at a "Special Redemption Price" equal to 111.11% of the Liquidation Preference of the shares being redeemed, a number of shares of 5% Preferred Stock determined by dividing $75,000,000 (plus any earnings accumulated thereon from August 29, 1996 until the date of redemption) by the Special Redemption Price. The Special Redemption of 5% Preferred Stock must be completed on November 28, 1996. Any delay in the payment of the redemption amount will cause the redemption amount to accrue interest at the rate of one-tenth of one percent (0.1%) per day until paid. Pursuant to the terms of the Preferred Stock Agreement, the Company has deposited $75 million (the "Redemption Funds") in a special redemption account (the "Redemption Account") with Merrill Lynch Trust Company, as redemption agent (the "Redemption Agent"), under instructions requiring the Redemption Agent to use the Redemption Funds to pay the Special Redemption Price if the Company's shareholders have not approved by November 27, 1996 the issuance to the holders of the 5% Preferred Stock of the full number of shares of Common Stock to which such holders are entitled upon conversion. The Company has granted a security interest in the Redemption Funds to the

Preferred Stock Investors to secure its obligation to pay the Special Redemption Price.

          The Company has agreed to register the shares of Common Stock issuable upon conversion of the 5% Preferred Stock for resale under the Securities Act no later than 90 days after original issuance. Any delay in such registration will require that the Company pay to each Preferred Stock Investor, in cash, 3% of the total purchase price of the Convertible Preferred Stock for each 30-day period of the delay (pro rated for any shorter period). In addition, any suspension of the effectiveness of the registration statement during 1996 or 1997 will require that the Company pay a similar 3% penalty to the Preferred Stock Investors who continue to hold 5% Preferred Stock (or shares of Common Stock issued upon conversion of the 5% Preferred Stock) for each 30 days of suspension (pro rated for any shorter period); provided, however, that no such penalty will be imposed in 1997 unless the aggregate period of suspensions in such year exceeds 30 days.

          Each Preferred Stock Investor has agreed that following the conversion of the 5% Preferred Stock into Common Stock, it will not on any trading day offer or sell publicly on a net basis more than the greatest of (i) 20% of the average trading volume for the Common Stock for the five consecutive trading days immediately preceding such date as reported by the Nasdaq National Market,
(ii) 20,000 shares, and (iii) 10% of the trading volume for the Common Stock on such date.

          PLACEMENT AGENT COMPENSATION. The placement agent for the Private Placements described above was Cappello & Laffer Capital Corp. (the "Placement Agent"). In consideration for placing such securities, the Placement Agent received aggregate cash compensation of 5% of the gross proceeds received by the Company and the reimbursement of certain expenses. Further, the Company also issued to the Placement Agent warrants to acquire an aggregate of 15,000 shares of Common Stock for a purchase price of $16.65 per share (the "Common Stock Warrants") which expire in July 1999 and warrants to acquire 420,000 shares of 5% Preferred Stock for a purchase price of $25.00 per share (the "Preferred
Stock Warrants") which expire in August 1998.   The Company is obliged to
register the shares of Common Stock issuable upon exercise of the Common Stock Warrants and upon conversion of the shares of 5% Preferred Stock that are issuable upon exercise of the Preferred Stock Warrants for resale under the Securities Act. The Placement Agent will retain its compensation whether or not the shareholder approval sought hereby is obtained.

CONSEQUENCES IF SHAREHOLDER APPROVAL NOT OBTAINED

          If shareholder approval of Proposal I is not obtained, the Company will be prohibited under the rules of the NASD and the terms of its listing agreement with the Nasdaq Stock Market from issuing more than an aggregate of approximately 3,117,529 shares of Common Stock upon conversion of the 5% Preferred Stock (including any shares of 5% Preferred Stock issued pursuant to the exercise of the Preferred Stock Warrants) and exercise of the Common Stock Warrants. If shareholder approval of Proposal I is not obtained by November 27, 1996, the Company will be obliged to redeem shares of 5% Preferred Stock for cash at the Special Redemption Price on November 28, 1996. The amount of cash required to fund the Special Redemption will be approximately $75,000,000. Although the Company has deposited $75,000,000 in the Redemption Account to provide for this potential obligation, any payment required in connection with the Special Redemption, and possibly any other required redemption of the 5% Preferred Stock, would have a material adverse effect on the Company's ability to execute its business plan. See "--Use of Proceeds."

EFFECTS OF CONVERSION OF 5% PREFERRED STOCK ON HOLDERS OF COMMON STOCK

          The issuance of Common Stock upon the conversion of the 5% Preferred Stock will have no effect on the rights or privileges of existing shareholders except to the extent that the interest of each shareholder in the economic results and voting rights of the Company are diluted pro rata based on the number of shares owned by existing shareholders prior to any issuance. Further, prior to conversion, the holders of the 5% Preferred Stock will be entitled to receive dividends and distributions on a liquidation in preference to the claims of the holders of the Common Stock. See "-- Preferred Stock Placement."

          As noted above, the exact number of shares issuable upon conversion of the 5% Preferred Stock cannot currently be determined but such issuances of Common Stock will vary inversely with the market price of the Common Stock. The current holders of Common Stock will be diluted by issuances of Common Stock upon conversion of the 5% Preferred Stock and may be substantially diluted depending on the future market price of the Common Stock. During the five day period ended August 29, 1996, the lowest reported sales price of the Common Stock on the Nasdaq National Market was $17.25 per share. If such market price were used to determine the number of shares of Common Stock issuable as of the first date on which the 5% Preferred Stock may be converted, the Company would issue a total of approximately 6,847,826 shares of Common Stock if all such shares were converted at such time. To the extent that the lowest reported sales price of the Common Stock is higher than $17.25 during any period used for measuring the Conversion Price of the 5% Preferred Stock, the Company would issue fewer shares of Common Stock (although the Conversion Cap would impose a minimum on the number of shares issued upon conversion). Conversely, to the extent that the lowest reported sales price of the Common Stock is lower than $17.25 during any such period, the Company would issue more shares of Common Stock. The following table demonstrates the effect of changes in the market price of the Common Stock on the number of shares issuable upon conversion of the 5% Preferred Stock assuming (i) that all shares of 5% Preferred Stock are converted into Common Stock on November 28, 1996 and (ii) the Conversion Cap is $22.

If the lowest trade price of       The number of shares issuable
the Common Stock is:               upon conversion of the 5%
                                   Preferred Stock will be:
- ----------------------------       -------------------------------


     $ 5                                23,625,000
     $10                                11,812,500
     $15                                 7,875,000
     $20                                 5,906,250
     $25                                 4,832,387

The information set forth above is not intended to constitute a prediction as to the future market price of the Common Stock

          Under applicable New Jersey law and the Company's Certificate of Incorporation, the Company's Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of additional shares of preferred stock, and shares of Common Stock into which such preferred stock may be converted, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed.

BOARD OF DIRECTORS APPROVAL

          In 1996, the Board of Directors of the Company determined that additional capital would be required to carry out the Company's business plan. As a result, in July and August 1996, the Board unanimously approved the Common Stock Placement and the Preferred Stock Placement, respectively. Although other financing options were pursued, the Board believed that effecting the Private Placements was the best financing alternative then available. See "--Use of Proceeds."

USE OF PROCEEDS

          The Company estimates that the aggregate net proceeds received by it from the issuance of shares of Common Stock and 5% Preferred Stock in the Private Placements was approximately $108 million (after cash fees to the Placement Agent and estimated transaction expenses). Assuming shareholder approval of Proposal I is obtained, the Company intends to use such funds primarily for potential acquisitions of new products; continued development of existing pipeline products; repayment of debt incurred in connection with prior product acquisitions and capital expenditures. As of the date of this Proxy Statement, the Company has no agreement regarding any product acquisition and there can be no assurance that any such opportunity will be identified or realized. See "--Consequences if Shareholder Approval Not Obtained."

INTERESTS OF CERTAIN PERSONS

          Prior to the Private Placement Issuances, none of the investors therein was a director, executive officer or 5% shareholder of the Company or an affiliate of any such person or entity.

CERTAIN VOTING AND MARKET STANDOFF AGREEMENTS

          Five Directors of the Company have agreed to vote all shares of Common Stock owned by them in favor of the Proposals, including Proposal I, and each of such Directors has granted a proxy authorizing the Preferred Stock Investors to vote such Director's shares in the event that the Director is not present at the Special Meeting or has not previously submitted a written proxy approving the Proposals. Such Directors collectively owned [1,694,336] shares of Common Stock as of October 10, 1996, representing 8.8% of the Company's outstanding Common Stock as of such date.

          Yamanouchi, the parent company of Yamanouchi Group Holding, Inc. which owned [5,048,500] shares of Common Stock as of October 10, 1996 (representing 26.3% of the Company's outstanding Common Stock as of such date), has indicated in writing to the Company that all of such shares will be voted in favor of Proposal I.

          Dr. Robert A. Vukovich, Chairman, President and the holder of 1,637,571 shares of Common Stock of the Company, has agreed that he will not sell any Common Stock until the shareholders of the Company approve Proposal I and a registration covering the resale of the Common Stock issuable upon conversion of the 5% Preferred Stock has become effective; provided, however, that Dr. Vukovich may sell up to 300,000 shares of Common Stock to a private purchaser in a private transaction. If the shareholders of the Company fail to approve Proposal I, the restrictions on sales by Dr. Vukovich will terminate when the Company has redeemed $75,000,000 of 5% Preferred Stock.

VOTE REQUIRED

          Approval by the Company's shareholders of Proposal I requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of Common Stock.

          THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL I.

                                  PROPOSAL II

PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

GENERAL

          Pursuant to the terms of the Preferred Stock Agreement, Directors representing a majority of the Company's Board of Directors agreed to use their best efforts to cause a meeting of shareholders to be held as soon as possible for the purpose of approving an increase in the number of authorized shares of Common Stock to enable conversion into Common Stock of all of the 5% Preferred stock. In September 1996, the Board approved an amendment of the Company's Certificate of Incorporation which would increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares.

PURPOSES AND EFFECTS OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK

          The proposed amendment of the Certificate of Incorporation would increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 share to 100,000,000 shares. If Proposal II is approved by the shareholders of the Company, the additional 50,000,000 shares of Common Stock authorized would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock currently issued and outstanding. The holders of Common Stock may be granted preemptive rights to subscribe to or purchase any issuance of capital stock only to the extent that, and on the terms and conditions upon which, the Company's Board of Directors expressly grants such rights in a written agreement between any such holder and the Company. Except for an agreement granting preemptive rights to Yamanouchi under certain circumstances and the right of investors in the Common Stock Placement to receive an adjustment of the purchase price of their shares through the issuance of additional shares of Common Stock, no such agreements are in effect. See "Agreement with Yamanouchi," "Description of Private Placement Transactions - Common Stock Placement" and "Description of Common Stock."

          The Board believes that the proposed increase in the number of authorized shares of Common Stock is advisable so that the Company will have sufficient authorized capital to permit (i) future equity financings, (ii) potential acquisitions of products and businesses for Common Stock and (iii) potential issuances of shares of Common Stock upon conversion of the 5% Preferred Stock and exercise of outstanding warrants and options to purchase Common Stock. As of October 10, 1996, there were [19,207,402] shares of Common Stock outstanding and 2,155,219 shares of Common Stock subject to outstanding options and warrants. In addition, an additional 1,468,500 shares of Common Stock were reserved for issuance under the Company's stock option plans and Employee Stock Purchase Plan. The number of shares of Common Stock issuable upon conversion of the 5% Preferred Stock varies inversely with the market price of the Common Stock at the time of conversion and cannot be determined at this time; however, if the trading price of the Common Stock were to decline significantly during the period in which the 5% Preferred Stock is outstanding, the Company will be required to issue a substantial portion of the shares of Common Stock currently authorized and unissued upon conversion of the 5% Preferred Stock. The issuance of shares of Common Stock upon conversion of the 5% Preferred Stock will reduce the number of shares available for other corporate purposes. Although there are currently no arrangements in place with respect to equity financings, product acquisitions or business acquisitions, the Board believes that it is in the best interest of the Company to increase the number of authorized shares of Common Stock to assure the availability of shares for such purposes.

CERTAIN VOTING UNDERTAKINGS

          Five Directors of the Company have agreed to vote all shares of Common Stock owned by them in favor of the Proposals, including Proposal II, and each of such Directors has granted a proxy authorizing the Preferred Stock Investors to vote such Director's shares in the event that the Director is not present at the Special Meeting or has not previously submitted a written proxy approving the Proposals. As of October 10, 1996, such Directors collectively owned [1,694,336] shares of Common Stock, representing 8.8% of the Company's outstanding Common Stock on such date.

VOTE REQUIRED

          Approval by the Company's shareholders of Proposal II requires the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of Common Stock.

          THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL II.



                          PRICE RANGE OF COMMON STOCK

          The Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol RPCX. The following table sets forth, for the periods indicated, the high and low closing prices for the Common Stock, as reported on the Nasdaq National Market.


                                                         High      Low
                                                        -------  -------
1994

  Quarter ended March 31, 1994                          $    40  $28 1/2
  Quarter ended June 30, 1994                            33 1/2   20 1/4
  Quarter ended September 30, 1994                           35   19 3/4
  Quarter ended December 31, 1994                        33 1/2   24 3/4

1995

  Quarter ended March 31, 1995                           46 1/2   24 3/4
  Quarter ended June 30, 1995                                28   15 1/2
  Quarter ended September 30, 1995                       26 1/2       17
  Quarter ended December 31, 1995                        23 3/4   15 3/4

1996

  Quarter ended March 31, 1996                           26 1/4   16 1/2
  Quarter ended June 30, 1996                            22 1/2   17 3/4
  Quarter ended September 30, 1996                       20 3/4   15 3/8
    (through September 12, 1996)

          On October __, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $_____.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the shareholders. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the Directors and holders of the remaining shares could not elect any Directors. The shares are not subject to redemption and, except as described below, there are no preemptive rights. All shares of Common Stock outstanding are fully paid and non-assessable. Holders of Common Stock are entitled to receive dividends out of funds legally available therefore when, as and if declared by the Board of Directors. The payment of cash dividends on the Common Stock is unlikely for the foreseeable future.
Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share pro rata in any distribution to the holders of Common Stock.

          A holder of any shares of capital stock of the Company may be granted preemptive rights to subscribe to or purchase any issuance of capital stock of the Company only to the extent that, and on the terms and conditions upon which, the Company's Board of Directors expressly grants such rights in a written agreement between such holder and the Company. Except for an agreement granting preemptive rights to Yamanouchi under certain circumstances and an agreement entitling investors in the Common Stock Placement to receive an adjustment of the purchase price of their shares through the issuance of additional shares of Common Stock, no such agreements are currently in effect. Yamanouchi did not exercise its preemptive rights in connection with the Private Placement Transactions. See "Agreements with Yamanouchi" and "Description of Private Placement Transactions - Common Stock Placement."

          As of October 10, 1996, there were [931] record holders of the Company's Common Stock.

CLASS B PREFERRED STOCK

          The Company's Amended and Restated Certificate of Incorporation authorizes 10,000,000 shares of Class B Preferred Stock, par value $.10 per share, and authorizes the Board of Directors to issue shares of Class B Preferred Stock in one or more series with such dividend, liquidation, conversion, redemption and other rights as the Board establishes at the time. The Board has designated 5,500,000 shares of Class B Preferred Stock as "5% Convertible Preferred Stock." As of October 10,

1996, there were 4,200,000 shares of 5% Preferred Stock outstanding. No other shares of Class B Preferred Stock are outstanding. See "Description of Private Placements" for a description of the material terms of the 5% Preferred Stock.


                PROVISIONS AFFECTING ACQUISITION OF THE COMPANY

          Article Five of the Company's Amended and Restated Certificate of Incorporation provides that certain Business Combinations (as defined below) involving the Company may be effected only if approved by the affirmative vote of the holders of at least 66-2/3% of all votes cast by the holders of all of the then outstanding shares of the Company's capital stock entitled to vote in respect of such Business Combination, voting together without regard to class. In the absence of such a provision, the vote required by New Jersey law to effect Business Combinations is the affirmative vote of a majority of the votes cast by holders of the outstanding voting stock of the Company.

          In general, a "Business Combination" includes any merger or consolidation of the Company with or into any other corporation, except where shareholder approval is not required for such merger or consolidation under New Jersey law; any merger or consolidation of any other corporation with or into the Company, except where shareholder approval is not required for such merger or consolidation under New Jersey law; the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company; the acquisition, in exchange for shares, obligations or other securities of the Company, of some or all of the shares of another corporation, or of some or all of the assets of another entity if such acquisition requires shareholder approval under New Jersey law; and the adoption of any plan or proposal for liquidation or dissolution of the Company.

          Article Five may inhibit and discourage attempts to acquire control of the Company, without negotiation with management, through the acquisition of a substantial number of shares of the Company followed by a forced merger. Such a merger may or may not be in the best interest of the Company or its shareholders.

          Article Five creates a veto power in the minority over any Business Combination. Companies with large numbers of shareholders frequently have difficulty obtaining more than an ordinary majority vote even for a proposition which is supported by management. Article Five makes it more difficult to effect a Business Combination, even if the Business Combination is advantageous and favored by the Board of Directors or a majority of the shareholders of the Company, because of the higher voting standard it imposes. If a Business Combination is opposed by a group controlling a substantial minority of the Company's voting stock, that group might have effective veto power of the Business

Combination. By blocking a proposed Business Combination, management of the Company could use Article Five to perpetuate its control of the Company. As of October 10, 1996, Yamanouchi controlled the vote of approximately [26.3%] of the outstanding shares of Common Stock. Accordingly, Article Five may allow Yamanouchi to prevent a Business Combination not favored by it, even though favored by a majority of the shareholders of the Company and a majority of the Board of Directors.

          Article Five will not prevent a tender offer for all or part of the Company's capital stock but it may have an adverse impact on shareholders who wish to participate in any such offer. In this connection, Article Five could result in the denial or reduction to shareholders of potential premiums over market usually afforded by tender offers. The higher voting standard contained in Article Five does, however, provide some protection for shareholders who do not wish to have their investment in the Company liquidated or shifted to an organization controlled by management not originally of their choosing. Management of the Company believes that over the long-term the Company's shareholders will benefit from the provisions of Article Five because Article Five will induce a prospective acquiror of the Company to negotiate with management on an arms-length basis rather than under the volatile conditions surrounding a hostile takeover.

          In order to prevent circumvention of Article Five by further amendment, alteration or repeal of the Company's Amended and Restated Certificate of Incorporation, the Amended and Restated Certificate of Incorporation requires 66-2/3% approval of any amendment, alteration or repeal of Article Five.

          The Company's Amended and Restated Certificate of Incorporation authorizes 10,000,000 shares of Class B Preferred Stock, par value $.10 per share, and authorizes the Board of Directors to issue shares of Class B Preferred Stock in one or more series with such dividend, liquidation, conversion, redemption and other rights as the Board establishes at the time. The Board of Directors has designated 5,500,000 shares of Class B Preferred Stock as "5% Convertible Preferred Stock." As of October 10, 1996, 4,200,000 shares of 5% Preferred Stock were outstanding. Except for the outstanding shares of 5% Preferred Stock, there are currently no shares of Class B Preferred Stock outstanding.

          The Board of Directors, without shareholder approval, can issue Class B Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of holders of Common Stock. Class B Preferred Stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirors of the Company from making a tender offer or other attempt to gain control of the

Company, even if such transaction were generally favorable to the Company's shareholders. In the event of a proposed merger, tender offer or other attempt to gain control of the Company which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of Class B Preferred Stock with rights and preferences which could impede the completion of such a transaction. The Board could authorize holders of the Class B Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Class B Preferred Stock could be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid. Accordingly, a possible effect of the authorization of the Class B Preferred Stock may be to discourage possible acquirors from making a tender offer or other attempt to gain control of the Company with a view to imposing a merger or sale of all or any part of the Company's assets, even though a majority of shareholders may deem such acquisition attempts to be desirable. In connection with the foregoing, it is also noted that certain companies have recently distributed preferred stock or warrants to acquire preferred or common stock to the holders of their common stock in an effort to discourage or defeat certain hostile tender offers. To the extent that it impedes any such takeover attempts, the Class B Preferred Stock may serve to perpetuate management.

                             SHAREHOLDER PROPOSALS

          Shareholder proposals for presentation at the Company's next annual meeting of shareholders must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 30, 1996. The Company's By-laws contain certain procedures which must be followed in connection with shareholder proposals.

          ALL SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, 19TH FLOOR, N.Y., N.Y. 10004. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.


                                            ANTHONY A. RASCIO
                                            Vice President and
                                            Secretary

October 15, 1996

                       ROBERTS PHARMACEUTICAL CORPORATION

              SPECIAL MEETING OF SHAREHOLDERS - NOVEMBER 14, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby nominates and appoints Robert A. Vukovich, Ph.D., Anthony A. Rascio, Esq. and Peter M. Rogalin and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power and substitution, to vote with respect to all of the shares of Common Stock of ROBERTS PHARMACEUTICAL CORPORATION (the "Company") standing in the name of the undersigned at the close of business on October 10, 1996, at the special meeting of the shareholders to be held at the Company's headquarters, Meridan Center II, 4 Industrial Way West, Eatontown, New Jersey 07724, on November 14, 1996 at 10:00 a.m., and at any and all adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side of the Proxy.

1. To approve the issuance to the holders of the Company's 5% Convertible Preferred Stock of the full number of shares of Common Stock to which such holders are entitled upon conversion of the 5% Convertible Preferred Stock.

            FOR [  ]      AGAINST  [  ]        ABSTAIN  [  ]

2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation which would increase the authorized shares of the Company's Common Stock from 50,000,000 shares to 100,000,000 shares.

            FOR [  ]      AGAINST  [  ]        ABSTAIN  [  ]

3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

          The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the proposal to approve the issuance of the full number of shares of Common Stock upon conversion of the 5% Preferred Stock as indicted on the reverse side of this Proxy and FOR the proposal to approve the amendment to the Company's Amended and Restated Certificate of Incorporation as indicated on the reverse side of this Proxy.

                             NOTE: Please mark, sign, date and return promptly in the envelope provided. No postage is required if mailed in the United States.

                             DATE:  ____________________________, 1996

                                    __________________________________
                                    (Signature)

                                    __________________________________
                                    (Signature)

                             Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth you full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.


                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.